            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our reports dated February 4, 2005, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and the financial statements of Variflex Separate Account, included in Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-36529) and Post-Effective Amendment No. 9 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-3957) and the related Statement of Additional Information accompanying the Prospectus for the Variflex ES Variable Annuity.


                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
April 27, 2005